                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. )1

                                   FLYi, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.02 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    34407T104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 11, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

            /  /        Rule 13d-1(b)

            / x/        Rule 13d-1(c)

            /  /        Rule 13d-1(d)

--------
            1 The  remainder  of this  cover  page  shall  be  filled  out for a reporting person's initial filing on this form with respect to the subject class of securities,  and for any subsequent  amendment  containing  information which would alter the disclosures provided in a prior cover page.

            The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

----------------------                                        ------------------
CUSIP No. 34407T104                   13G                     Page 2 of 11 Pages
----------------------                                        ------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        TEXAS
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   2,267,900 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               2,267,900 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     2,267,900 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.0%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                        ------------------
CUSIP No. 34407T104                   13G                     Page 3 of 11 Pages
----------------------                                        ------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        NEWCASTLE CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        TEXAS
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   2,267,900 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               2,267,900 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     2,267,900 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.0%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                        ------------------
CUSIP No. 34407T104                   13G                     Page 4 of 11 Pages
----------------------                                        ------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        NEWCASTLE CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        TEXAS
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   2,267,900 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               2,267,900 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     2,267,900 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.0%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                        ------------------
CUSIP No. 34407T104                   13G                     Page 5 of 11 Pages
----------------------                                        ------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        MARK E. SCHWARZ
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        USA
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   2,267,900 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               2,267,900 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     2,267,900 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.0%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                        ------------------
CUSIP No. 34407T104                   13G                     Page 6 of 11 Pages
----------------------                                        ------------------

Item 1(a).  Name of Issuer:

            FLYi, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            45200 Business Court
            Dulles, Virginia 20166

Item 2(a).  Name of Person Filing:

            This statement is jointly filed by Newcastle Partners, L.P., a Texas limited  partnership ("NP"),  Newcastle Capital Management,  L.P., a
            Texas limited partnership ("NCM"),  Newcastle Capital Group, L.L.C., a Texas  limited  liability  company  ("NCG"),  and Mark E.  Schwarz
            (together  with NP, NCM and NCG, the "Reporting  Persons").  Because
            Mark E. Schwarz is the managing  member of NCG, which is the general partner  of NCM  (Mark  E.  Schwarz,  NCG and  NCM  are  hereinafter referred  to as the  "Controlling  Persons"),  which  in turn is the general  partner  of NP,  the  Controlling  Persons  may be  deemed, pursuant to Rule 13d-3 of the  Securities  Exchange Act of 1934,  as
            amended (the "Act"),  to be the  beneficial  owners of all shares of
            Common Stock held by NP. The Reporting Persons are filing this joint statement,  as  they  may be  considered  a  "group"  under  Section
            13(d)(3)  of the Act.  However,  neither the fact of this filing nor anything  contained herein shall be deemed to be an admission by the
            Reporting Persons that such a group exists.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            300 Crescent Court
            Suite 1110
            Dallas, Texas 75201

Item 2(c).  Citizenship:

            NP, NCM and NCG are organized  under the laws of the State of Texas.
            Mark E. Schwarz is a citizen of the United States of America.

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.02 per share

Item 2(e).  CUSIP Number:

            34407T104

----------------------                                        ------------------
CUSIP No. 34407T104                   13G                     Page 7 of 11 Pages
----------------------                                        ------------------

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

                 /X/  Not Applicable

            (a)  / /  Broker  or  dealer  registered  under  Section  15 of  the
                      Exchange Act.

            (b)  / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c)  / /  Insurance  company as defined in Section  3(a)(19)  of the
                      Exchange Act.

            (d)  / /  Investment  company  registered  under  Section  8 of  the
                      Investment Company Act.

            (e)  / /  An   investment    adviser   in   accordance   with   Rule
                      13d-1(b)(1)(ii)(E).

            (f)  / /  An employee  benefit plan or endowment  fund in accordance with Rule 13d-1(b)(1)(ii)(F).

            (g)  / /  A parent  holding  company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

            (h)  / /  A savings  association  as defined in Section  3(b) of the
                      Federal Deposit Insurance Act.

            (i)  / /  A church plan that is excluded  from the  definition of an
                      investment   company   under   Section   3(c)(14)  of  the
                      Investment Company Act.

            (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership

            (a)  Amount beneficially owned:

                 2,267,900 shares*

            (b)  Percent of class:

                 5.0% (based on 45,339,810 shares of Common Stock outstanding as of  November  5, 2004 as  reported  in the  Issuer's  Quarterly
                 Report on Form 10-Q  filed  with the  Securities  and  Exchange
                 Commission on November 9, 2004)

            (c)  Number of shares as to which such person has:

            (i)  Sole power to vote or to direct the vote

                 2,267,900 shares*

----------------------                                        ------------------
CUSIP No. 34407T104                   13G                     Page 8 of 11 Pages
----------------------                                        ------------------

      (ii)  Shared power to vote or to direct the vote

            0 shares

     (iii)  Sole power to dispose or to direct the disposition of

            2,267,900 shares*

      (iv)  Shared power to dispose or to direct the disposition of

            0 shares

*Represents shares held directly by NP. By virtue of their relationship with NP, the  Controlling  Persons may each be deemed to  beneficially  own the 2,267,900 shares of Common Stock of the Issuer held by NP.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this  statement  is being filed to report the fact that as of the date  hereof the  reporting  person has ceased to be the  beneficial owner of more than five  percent of the class of  securities,  check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7.     Identification  and  Classification of the Subsidiary Which Acquired
            the  Security  Being  Reported on by the Parent  Holding  Company or
            Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit A.

Item 9.     Notice of Dissolution of Group.

            Not Applicable

----------------------                                        ------------------
CUSIP No. 34407T104                   13G                     Page 9 of 11 Pages
----------------------                                        ------------------

Item 10.    Certifications.

            By signing  below I certify  that,  to the best of my knowledge  and belief,  the securities  referred to above were not acquired and are not held  for the  purpose  of or with the  effect  of  changing  or influencing the control of the issuer of the securities and were not acquired and are not held in connection  with or as a participant in any transaction having that purpose or effect.

----------------------                                       -------------------
CUSIP No. 34407T104                   13G                    Page 10 of 11 Pages
----------------------                                       -------------------

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 21, 2005                 NEWCASTLE PARTNERS, L.P.

                                         By: Newcastle Capital Management, L.P.,
                                             its general partner
                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         NEWCASTLE CAPITAL GROUP, L.L.C.

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         /s/ Mark E. Schwarz
                                         ---------------------------------------
                                         MARK E. SCHWARZ

----------------------                                       -------------------
CUSIP No. 34407T104                   13G                    Page 11 of 11 Pages
----------------------                                       -------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

            The  undersigned  hereby  agree that the  Statement  on Schedule 13G dated January 21, 2005 with respect to the shares of Common Stock of FLYi,  Inc.
and any further  amendments  thereto executed by each and any of the undersigned shall  be  filed  on  behalf  of  each  of the  undersigned  pursuant  to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange
Act of 1934, as amended.

Dated:  January 21, 2005                 NEWCASTLE PARTNERS, L.P.

                                         By: Newcastle Capital Management, L.P.,
                                             its general partner
                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         NEWCASTLE CAPITAL GROUP, L.L.C.

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         /s/ Mark E. Schwarz
                                         ---------------------------------------
                                         MARK E. SCHWARZ